Exhibit 10.22

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into this 8th day of April 2015 (the “Effective Date”), by and between Yumanity Pharmaceuticals LLC, a Delaware limited liability company (the “Company”) and Paulash Mohsen (“Executive”).

WHEREAS, Company wishes to employ Executive as its Chief Business Officer, subject to the conditions described in Section 2(a) below;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so;

WHEREAS, Executive and Company desire to enter into a formal Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.     Duties.

(a)    Role, Duties and Location. Subject to the terms and conditions of this Agreement, including but not limited to the conditions described in Section 2(a) below, Company shall employ Executive as its Chief Business Officer (“CBO”), reporting to Company’s Chief Executive Officer (“CEO”). Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such positions and as determined by the CEO and the Company’s Board of Managers (“Board”) in their sole discretion. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company. Executive’s employment shall initially be based in Cambridge, Massachusetts.

(b)    Outside Activities. Nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of: (a) any privately held entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. So long as such activities do not create a conflict of interest or interfere with Executive’s performance of Executive’s duties hereunder (including Executive’s full devotion of business time and energies to the business and affairs of Company, as described above). Executive also may participate in civic and charitable activities, but shall not serve in any official capacity, including as a member of a board, without the prior written approval of Company.

2.     Term of Employment.

(a)    Commencement Date; Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on May 1, 2015, unless another date is agreed to by the Company. The actual first date of employment shall be referred to as the “Commencement Date”. Following the Commencement Date, Executive’s employment shall be “at will” and shall continue until it is terminated consistent with Section 2(b) of this Agreement. The time period between the Commencement Date and the date of termination shall be referred to herein as the “Term.”

(b)    Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)    Death. Immediately upon Executive’s death;

(ii)    Termination by Company.

(A)    If because of Executive’s Disability (as defined below), written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B)    If for Cause (as defined below), written notice by Company to Executive under Section 2(d) that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(C)    If by Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective immediately after the date of such notice or such later date as specified in writing by Company.

(iii)    Termination by Executive.

(A)    If for Good Reason (as defined below) within the twelve month period immediately following a Change in Control (as defined below), written notice by Executive to Company under Section 2(e) that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason as described in Section 2(e), then such termination shall not be effective, and if the Company disputes Executive’s allegation that such factual basis constitutes Good Reason, then such termination shall not be effective unless and until the matter is resolved in favor of Executive in accordance with Section 8(e); provided that if the matter is resolved in favor of the Company, then the written notice given by Executive shall be deemed given under clause B of this Section 2(b)(iii); or

(B)    If for any reason other than for Good Reason within the twelve month period immediately following a Change in Control, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective ninety (90) days after the date of such notice, unless the Company elects in its sole discretion to accelerate the resignation date. Any such acceleration shall not convert Executive’s resignation into a termination by the Company.

Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c)    Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for ninety (90) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by Company after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(d)    Definition of “Cause”. For the purposes of this Agreement, “Cause” shall mean: (i) fraud, embezzlement, or illegal misconduct in connection with the business, operations or affairs of Company (including any business done with Company clients or vendors); (ii) Executive’s commission of, or plea of guilty or nolo contendere to, a crime which constitutes a felony (excluding minor traffic violations); (iii) willful misconduct or gross negligence that is injurious to Company’s business, reputation or affairs; (iv) repeated absence from work during normal business hours for reasons other than travel on behalf of the Company, activities permitted by Section 1(c), or other permitted absence; (v) violation of this Agreement or any other material agreement between Executive and Company; (vi) violation of any of the material policies or practices of Company; or (vii) material failure or refusal to perform the duties and obligations delegated to Executive commensurate with Executive’s position, which, if capable of being cured, continues after (A) the Company delivers a written notice to Executive describing such failure or refusal, and (B) Executive has failed to cure such failure or refusal after a reasonable time period determined by the Company in its reasonable discretion (not to exceed 30 days).

(e)    Definition of “Good Reason”. For the purposes of this Agreement, “Good Reason” shall mean that: (i) without Executive’s express written consent, a material diminution by Company of Executive’s Base Salary (as defined below) as in effect on the date hereof, unless other Company executive officers also are subject to a reduction in their salaries that reduces their salaries by approximately the same percentage rate as Executive’s Base Salary is to be reduced; (ii) a material reduction or adverse change by Company in Executive’s duties, authorities or responsibilities which causes Executive’s position with Company to become of materially less authority or responsibility than Executive’s position immediately prior to such change; or (iii) a change in the principal location at which Employee performs Executive’s duties for Company to a new location that is at least fifty (50) miles from the prior location; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in Sections 2(e)(i), (ii) or (iii) within thirty (30) days of such ground occurring, (2) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates Executive’s employment within sixty (60) days from the date that written notice by Executive of the intent to terminate for Good Reason is given to the Company. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

3.     Compensation.

(a)    Base Salary. Following the Commencement Date, Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $290,000. The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board shall review the Base Salary and Executive’s compensation on an annual basis.

(b)    Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the maximum amount of such Annual Performance Bonus equal to thirty percent (30%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates, prorated for 2015. The amount of the Annual Performance Bonus shall be as determined by the Board in its sole discretion. Executive must be employed by Company at the time that the Annual Performance Bonus is paid in order to be eligible for, and to be deemed as having earned, any part of such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(c)    Equity. Pursuant to a Restricted Unit Grant Agreement and the terms of the Company’s Limited Liability Company Agreement dated December 1, 2014 as amended from time to time (the “LLC Agreement”), Company shall grant Executive that number of Company Units (as defined in the LLC Agreement), equal to three percent 3% of all Units outstanding or expected to be issued at the date the Restricted Grant Purchase Agreement is executed (such date being prior to any financing investment, or legally binding commitment to make any such investment, by any person or entity) with a Participation Threshold determined in accordance with the LLC Agreement. Twenty percent (20%) of the Units shall vest upon the Commencement Date, and 1.667% of the Units shall vest on the last day of each calendar month following the month in which the Commencement Date occurs, it being understood that the last such vesting may not be equal to exactly 1.667% of the Units because of rounding, provided that Executive remains employed by the Company on the respective vesting date.

(d)    Paid Time Off. Executive shall be entitled to accrue up to four weeks of paid time off (“PTO”) per year and agrees to take PTO in a manner that minimizes disruption to Company’s operations. PTO shall accrue ratably at the conclusion of each month, but may not be carried from one calendar year to the next and shall be forfeited at the conclusion of each calendar year.

(e)    Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to senior executive employees. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(f)    Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Code including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement);

(ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4.     Payments Upon Termination.

(a)    Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; (ii) the amount equal to any accrued but unused PTO as of the date of termination; and (iii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)    Termination by the Company for Cause, by Executive for any Reason (Except for Good Reason Within the Twelve Month Period Immediately Following a Change in Control), or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive for any reason (except for a resignation by Executive for Good Reason within the twelve month period immediately following a Change in Control), or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive. If Executive’s employment hereunder is terminated by Company as a result of Executive’s death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination.

(c)    Termination By the Company Without Cause or by the Executive For Good Reason Within the Twelve Month Period Immediately Following a Change in Control. If Executive’s employment hereunder is terminated (i) by Company without Cause at any time, or (ii) by Executive for Good Reason within the twelve month period immediately following a Change in Control, then, in addition to paying the Accrued Obligations and subject to the conditions set forth below, Company shall: (i) continue to pay Executive’s monthly Base Salary for a period of nine (9) months, such payments to be made in accordance with Company’s normal payroll practices, less all customary and required taxes and employment-related deductions, and (ii) subject to Executive’s election and continued eligibility for COBRA, the Company will continue to pay the employer portion of the COBRA benefits on substantially the same terms and conditions until the earlier of (i) the end of the nine month severance pay period, and (ii) the date Executive becomes reemployed.

(d)    Double Trigger Accelerated Vesting. If within the twelve month period immediately following a Change in Control the Company either (i) terminates Executive without Cause, or (ii) Executive resigns for Good Reason, all Units that remain unvested as of the date of such termination shall be vested.

For purposes of this Agreement, “Change in Control” means: (A) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company or its affiliates or by any employee benefit plan of Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (B) Merger/Sale of Assets. (1) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by Company of all or substantially all of Company’s assets in a transaction requiring stockholder approval. “Change in Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences under Section 409A.

Sections 4(b)-(d) above, as applicable, shall be referred to herein as the “Severance Benefit.” Payment of the Severance Benefit is expressly conditioned on Executive’s return of Company property under Section 6 and Executive’s execution without revocation of the separation agreement under Section 4(d) within the “Review Period” (as defined in the following section). If Executive executes and does not revoke such agreement within the Review Period, then payment of the Severance Benefit shall commence on the first (1st) day following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year in which the termination or separation from service occurs, then the case payment of the Severance Benefit shall commence in such subsequent calendar year, with the first installment to include a lump sum payment in an amount equal to the payments that would have come due since Employee’s termination or separation from service.

(d)    Execution of Separation Agreement. Company shall not be obligated to pay Executive any of the Severance Benefit set forth in Section 4(b)-(d), as applicable, unless and until Executive has executed (without revocation) a timely separation agreement in a form that is acceptable to the Company which must be signed by Executive and returned to Company no later than sixty (60) days following Executive’s separation from service (the “Review Period”). Such separation agreement shall include, at a minimum, a complete general release of all claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities, the form of which need only be acceptable to the Company. If Executive fails or refuses to return such agreement within the Review Period, Executive’s Severance Benefit shall be forfeited.

(e)    No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment and Executive shall not be eligible for any other payments or other forms of compensation or benefits.

5.    Prohibited Competition And Solicitation. Executive expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of Company; (b) during the course of Executive’s employment, Company shall furnish, disclose or make available to Executive confidential and proprietary information and may provide Executive with unique and specialized training (collectively with subsection (a), “Confidential Information”); (c) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with

Company; and (d) in the course of Executive’s employment, Executive shall be introduced to customers, collaborators and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers or collaborators of Company. In light of the foregoing acknowledgements, and as a condition of employment hereunder, Executive agrees to execute and abide by Company’s Confidentiality and Non-Competition Agreement, attached hereto as Exhibit A, the terms of which are incorporated by reference into this Agreement.

6.    Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, blackberry-type devices, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7.     Code Section 409A.

(a)    In the event that the payments or benefits set forth in Section 4(c) of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)    Any termination of Executive’s employment triggering payment of benefits under Section 4(c) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any benefits payable under Section 4(c) that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)    If Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date Executive’s separation from service becomes effective, any benefits payable under Section 4(c) that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of: (A) the business day following the six-month anniversary of the date Executive’s separation from service becomes effective, or (B) the date of Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of: (A) the business day following the six-month anniversary of the date Executive’s separation from service becomes effective, or (B) Executive’s death, Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that Company otherwise would have paid Executive prior to that date under Section 4(c) of this Agreement.

(b)    It is intended that each installment of the payments and benefits provided under Section 4(c) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)    Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

8.     General.

(a)    Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

•	Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.

•

Notices to Company shall be sent to: Board of Managers, Yumanity Pharmaceuticals LLC, c/o Arthur McGivern, Esq., Goodwin Procter, LLP Exchange Place, Boston, MA 02109, or to such other address or Company representative as Company may specify in writing.

(b)    Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)    Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)    Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e)    Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f)    Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g)    Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PAULASH MOHSEN	YUMANITY PHARMACEUTICALS, LLC

/s/ Paulash Mohsen	By:	/s/ N. Anthony Coles
Signature		Name:	N. Anthony Coles
		Title:	Chairman & CEO

Address: [***]

EXHIBIT A